Exhibit 21.1

List of Subsidiaries and Affiliated Entities of Chukong Holdings Limited

Name	Jurisdiction of Incorporation

Subsidiaries:
Directouch Management Limited	Hong Kong
Beijing Chukong Aipu Technology Co., Ltd.	PRC
PunchBox USA Inc.	USA
Chukong Technology Korea, Inc.	Korea

Affiliated Entities:
Beijing Chukong Technology Co., Ltd.	PRC
Beijing Wan’ai Internet Technology Co., Ltd.	PRC
Beijing Tiansheng Chengye Information Technology Co., Ltd.	PRC
Xiamen Yaji Software Co., Ltd.	PRC
Chengdu Chukong Technology Co., Ltd.	PRC